Exhibit 99.1

Electromed, Inc. Announces Fiscal 2025 Third Quarter Results

Strong operational execution results in tenth consecutive quarter of year-over-year revenue and net income growth

NEW PRAGUE, Minn.--(BUSINESS WIRE)-- Electromed, Inc. (“Electromed” or the “Company”) (NYSE American: ELMD), a leader in innovative airway clearance technologies, today announced financial results for the three and nine months ended March 31, 2025 (“Q3 FY 2025”).

Q3 FY 2025 Company Highlights

●	Net revenue increased 13.1% to $15.7 million in Q3 FY 2025, from $13.9 million in the third quarter of the prior fiscal year.

●	Operating income increased to $2.1 million, a 16.2% increase from the third quarter of the prior fiscal year.

●	Net income was $1.9 million, or $ 0.21 per diluted share, compared to $1.5 million, or $ 0.17 per diluted share in the third quarter of the prior fiscal year.

●	Operating cash flow increased to $7.5 million for the nine months ended Q3 FY 2025, an increase of $3.0 million from the same period of the prior fiscal year.

●	Electromed's board of directors approved a stock repurchase authorization of $5M in Q3 FY 2025.

“I am pleased to report our tenth consecutive quarter of year-over-year revenue and net income growth,” said Jim Cunniff, Electromed President and Chief Executive Officer. “In addition to our excellent operational performance, we advanced multiple market development initiatives designed to highlight the value of SmartVest® Clearway® therapy to both healthcare professionals and patients, including the launch of a Veterans Administration direct-to-consumer outreach program in 11 cities. I am proud of the Electromed team’s results, as well as our position as a growing and profitable small-cap medical technology company with a consistent track record of value creation for our shareholders.”

Q3 FY 2025 Results

All amounts below are for the three months ended March 31, 2025, and compare to the three months ended March 31, 2024 (“Q3 FY 2024”).

Net revenues grew 13.1% to $15.7 million, from $13.9 million.

Revenue in our direct homecare business increased year-over-year by 14.8% to $14.1 million, from $12.3 million. The increase in revenue was primarily due to incremental referrals and approvals driven by an increase in direct sales representatives and efficiencies within our reimbursement department, as well as higher net revenues per approval. Field sales force employees totaled 62 at quarter end, 55 of which were direct sales representatives. The annualized homecare revenue per weighted average direct sales representative in Q3 FY 2025 was $1,028,000, slightly higher than Electromed’s target range of $900,000 to $1,000,000.

Revenue in our non-homecare businesses remained consistent year-over-year at $1.6 million. Homecare distributor revenue of $696,000 grew 32.8% and was offset by a 7.5% decline in Hospital revenue, which decreased to $724,000, and a 41.5% decline in Other revenue, which decreased to $162,000.

Gross profit increased to $12.2 million or 78.0% of net revenues from $10.4 million or 74.8% of net revenues. The increase in gross profit dollars was primarily a result of increased overall revenue and the increase in gross profit percentage was a result of higher net revenue per device.

Selling, general and administrative (“SG&A”) expenses were $9.8 million representing an increase of $1.4 million or 17.2%. The increase in the current period was primarily due to the increased salaries and incentive compensation related to the higher average number of personnel in the sales, sales support, marketing, and reimbursement teams to process higher patient referrals.

Operating income was $2.1 million or 13.6% of net revenues, compared to $1.8 million, or 13.3% of net revenues. This increase in operating income was primarily due to an increase in revenue and gross profit.

Net income increased by 26.7% to $1.9 million, or $ 0.21 per diluted share, compared to $1.5 million, or $ 0.17 per diluted share.

As of March 31, 2025, Electromed had $15.2 million in cash, $23.4 million in accounts receivable and no debt, achieving a working capital of $35.7 million and total shareholders’ equity of $43.9 million. The cash balance reflects a decrease of $0.8 million for the nine months ended March 31, 2025, compared to an increase in cash of $4.3 million in the nine months ended March 31, 2024. The decrease in cash for the nine months ended March 31, 2025, was driven by share repurchases of approximately $6.3 million of Electromed common stock and $2.3 million of taxes paid from net share settlement of vested stock, offset by $7.5 million of positive operating cash flow, which is an increase of $3.0 million year-over-year.

Conference Call and Webcast Information

The conference call with members of Electromed management will be held at 5:00 p.m. Eastern Time on Tuesday, May 13, 2025.

Interested parties may participate in the call by dialing (844) 826-3033 (Domestic) or (412) 317-5185 (International).

The live conference call webcast will be accessible in the Investor Relations section of Electromed’s website and directly via the following link: https://viavid.webcasts.com/starthere.jsp?ei=1718295&tp_key=234b23a90d

For those who cannot listen to the live broadcast, a replay will be available by dialing (844) 512-2921 (Domestic) or (412) 317-6671 (International) and referencing the replay pin number 10199555. Additionally, an online replay will be available for one year in the Investor Relations section of Electromed’s web site at: https://investors.smartvest.com/events-and-presentations/default.aspx

About Electromed, Inc.

Electromed, Inc. manufactures, markets, and sells products that provide airway clearance therapy, including the SmartVest® Airway Clearance System, to patients with compromised pulmonary function. It is headquartered in New Prague, Minnesota, and was founded in 1992. Further information about Electromed can be found at www.smartvest.com.

Cautionary Statements

Certain statements in this press release constitute forward-looking statements as defined in the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements can generally be identified by words such as “anticipate,” “believe,” “continue,” “estimate,” “expect,” “intend,” “may,” “plan” “potential,” “should,” “will,” and similar expressions, including the negative of these terms, but they are not the exclusive means of identifying such statements. Forward-looking statements cannot be guaranteed, and actual results may vary materially due to the uncertainties and risks, known or unknown associated with such statements. Examples of risks and uncertainties for the Company include, but are not limited to, competitive nature of our market; changes to Medicare, Medicaid, or private insurance reimbursement policies; changes to state and federal health care laws; changes affecting the medical device industry; our ability to develop new sales channels for our products such as the homecare distributor channel; our need to maintain regulatory compliance and to gain future regulatory approvals and clearances; new drug or pharmaceutical discoveries; general economic and business conditions; our ability to renew our line of credit or obtain additional credit as necessary; our ability to protect and expand our intellectual property portfolio; the risks associated with expansion into international markets, as well as other factors we may describe from time to time in the Company’s reports filed with the Securities and Exchange Commission (including the Company’s most recent Annual Report on Form 10-K, as amended from time to time, and subsequent Quarterly Reports on Form 10-Q and Current Reports on Form 8-K). Investors should not consider any list of such factors to be an exhaustive statement of all the risks, uncertainties or potentially inaccurate assumptions investors should take into account when making investment decisions. Shareholders and other readers should not place undue reliance on “forward-looking statements,” as such statements speak only as of the date of this press release. We undertake no obligation to update them in light of new information or future events.

Brad Nagel, Chief Financial Officer
(952) 758-9299
investorrelations@electromed.com

Mike Cavanaugh, Investor Relations
ICR Healthcare
(617) 877-9641
mike.cavanaugh@icrhealthcare.com

Source: Electromed, Inc.

Electromed, Inc.

Condensed Balance Sheets

	March 31, 2025	June 30, 2024
	(Unaudited)
Assets
Current Assets
Cash and cash equivalents	$15,237,000	$16,080,000
Accounts receivable (net of allowances for credit losses of $45,000)	23,442,000	23,333,000
Contract assets	1,124,000	719,000
Inventories	2,968,000	3,712,000
Income tax receivable	932,000	-
Prepaid expenses and other current assets	492,000	329,000
Total current assets	44,195,000	44,173,000
Property and equipment, net	4,813,000	5,165,000
Finite-life intangible assets, net	588,000	657,000
Other assets	703,000	87,000
Deferred income taxes	2,152,000	2,152,000
Total assets	$52,451,000	$52,234,000

Liabilities and Shareholders' Equity
Current Liabilities
Accounts payable	$1,879,000	$1,010,000
Accrued compensation	3,971,000	3,893,000
Income tax payable	-	277,000
Warranty reserve	1,594,000	1,567,000
Other accrued liabilities	1,067,000	930,000
Total current liabilities	8,511,000	7,677,000
Other long-term liabilities	-	12,000
Total liabilities	8,511,000	7,689,000

Shareholders' Equity
Common stock, $0.01 par value per share, 13,000,000 shares authorized; 8,509,619 and 8,637,883 shares issued and outstanding, as of March 31, 2025, and June 30, 2024, respectively	85,000	87,000
Additional paid-in capital	21,300,000	20,790,000
Retained earnings	22,555,000	23,668,000
Total shareholders' equity	43,940,000	44,545,000
Total liabilities and shareholders' equity	$52,451,000	$52,234,000

Electromed, Inc.

Condensed Statements of Operations

	Three Months Ended		Nine Months Ended
	March 31,		March 31,
	2025	2024	2025	2024
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Net revenues	$15,684,000	$13,871,000	$46,607,000	$39,884,000
Cost of revenues	3,455,000	3,489,000	10,260,000	9,459,000
Gross profit	12,229,000	10,382,000	36,347,000	30,425,000

Operating expenses
Selling, general and administrative	9,812,000	8,374,000	29,033,000	25,699,000
Research and development	277,000	167,000	694,000	480,000
Total operating expenses	10,089,000	8,541,000	29,727,000	26,179,000
Operating income	2,140,000	1,841,000	6,620,000	4,246,000
Interest income, net	142,000	120,000	489,000	293,000
Net income before income taxes	2,282,000	1,961,000	7,109,000	4,539,000

Income tax expense	391,000	468,000	1,776,000	1,217,000

Net income	$1,891,000	$1,493,000	$5,333,000	$3,322,000

Income per share:

Basic	$0.22	$0.17	$0.63	$0.39

Diluted	$0.21	$0.17	$0.59	$0.38

Weighted-average common shares outstanding:
Basic	8,495,005	8,565,725	8,493,715	8,549,352
Diluted	8,967,838	8,892,821	8,980,218	8,822,938

Electromed, Inc.

Condensed Statements of Cash Flows

	Nine Months Ended March 31,
	2025	2024
	(Unaudited)	(Unaudited)
Cash Flows From Operating Activities
Net income	$5,333,000	$3,322,000
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	663,000	594,000
Amortization of finite-life intangible assets	112,000	37,000
Share-based compensation expense	2,409,000	1,250,000
Deferred income taxes	-	39,000
Changes in operating assets and liabilities:
Accounts receivable	(109,000)	223,000
Contract assets	(405,000)	(155,000)
Inventories	564,000	78,000
Prepaid expenses and other assets	(779,000)	1,234,000
Income tax receivable, net	(1,209,000)	(627,000)
Accounts payable and accrued liabilities	877,000	(1,386,000)
Accrued compensation	78,000	(31,000)
Net cash provided by operating activities	7,534,000	4,578,000

Cash Flows From Investing Activities
Expenditures for property and equipment	(117,000)	(265,000)
Expenditures for finite-life intangible assets	(32,000)	(84,000)
Net cash used for investing activities	(149,000)	(349,000)

Cash Flows From Financing Activities
Issuance of common stock upon exercise of options	381,000	111,000
Taxes paid on net share settlement of stock awards	(2,278,000)	-
Repurchase of common stock	(6,331,000)	-
Net cash (used for) provided by financing activities	(8,228,000)	111,000
Net (decrease) increase in cash	(843,000)	4,340,000
Cash and cash equivalents
Beginning of period	16,080,000	7,372,000
End of period	$15,237,000	$11,712,000